Exhibit 99.2

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

PARTICIPANTS

Joe Sanderson - Chief Executive Officer

Mike Cockrell - Chief Financial Officer

Lampkin Butts - President

Operator

Good day and welcome to Sanderson Farms Incorporated Fourth Quarter 2020 Conference Call. Today’s call is being recorded.

At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson

Thank you. Good morning and welcome to Sanderson Farms fourth quarter and fiscal year-end conference call. This morning we reported net income of $27.9 million or $1.26 per share for our fourth fiscal quarter of 2020. During the fourth quarter of last year, we lost $22.9 million or $1.05 per share. For the year ended October 31, 2020, we reported net income of $28.3 million or $1.27 per share. For fiscal 2019, we reported net income of $53.3 million or $2.41 per share.

If you did not receive a copy of the release and accompanying financial summary, they’re available on our website at www.sandersonfarms.com. Before we continue, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell

Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

These risks and uncertainties are described in our annual report on Form 10-K for the fiscal year ended October 31, 2020 which was filed with the SEC this morning, and in our press release published today. These documents are available on our website at sandersonfarms.com.

You should not place any undue reliance on forward-looking statements we make this morning. Each such statement speaks only as of today and we might not update or revise our forward-looking statements. External factors affecting our business, such as feed grain cost, market prices for poultry meat, the health of the economy, and of course the COVID-19 pandemic, among others, remain highly uncertain and volatile, and our view today might be very different from our view a few days from now.

As stated in our 10-K this morning, the risks and uncertainties for our business created by the COVID-19 pandemic include continued or worsening absentee rates at our facilities, labor shortages, the possible closure of one or more of our facilities, an inability of our contract producers to manage their flocks, supply chain disruptions for feed grains, further changes in customer orders due to shifting consumer patterns, disruptions in logistics and the distribution chain for our products, liquidity challenges, and a continuing or worsening decline in global commercial activity, among other unfavorable conditions.

Joe Sanderson

Thank you, Mike. Our financial results for the fourth fiscal quarter and year ended October 31 reflect the extraordinary challenges caused by the COVID-19 pandemic and the unprecedented social and economic impact the virus continues to have on the United States. These conditions have resulted in weak market prices for boneless breast meat and other products produced at our big bird food service plants.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

On the positive side, market prices and demand for chicken products sold to retail grocery store customers remained strong through the end of the fiscal year as more consumers continued preparing meals at home, given the limited options for away from home dining.

Overall realized prices for poultry products increased during our fourth fiscal quarter compared to last year, but prices decreased for the year compared to fiscal 2019. Feed cost and broilers processed were lower both during the fourth quarter compared to a year ago and for the year compared to last year.

Despite the enormous challenges we and the nation faced during this past year, the company performed well, very well in most respects. Our net sales for fiscal 2020 were $3.564 billion, and our net income was $1.27 per share. We sold a record 4,805,000,000 pounds of poultry products. This is a testament to the hard work up and down the line by all of our employees at Sanderson Farms.

Throughout the last several months, we’ve worked diligently to implement protocols to keep our teams and community safe, and we’ve been able to shift production to the highest demand areas. Our team and our operations have continued to perform well and have helped to feed American families and maintain the U.S. food supply during the pandemic.

We sincerely thank our employees, our contract poultry producers, our customers, our vendors, the consumers who buy our products, and the communities and states in which we operate for their hard work, dedication, and perseverance during these unprecedented times. I am so very grateful for everyone associated with Sanderson Farms for rising to the challenges of 2020.

As we look ahead, we will continue to focus on executing our strategic plan and delivering the highest quality products and the best service to our customers safely. We are confident in our ability to continue to execute our organic growth strategy and continue to enhance value for all of our stakeholders.

With that introduction, I will ask Lampkin and Mike to provide details on the quarter, and I will return after they finish to discuss our focus during fiscal 2021 and then answer your questions.

Lampkin Butts

Thank you, Joe, and good morning, everyone. As Joe said, overall market prices for chicken were lower during the fiscal year compared to fiscal 2019, and our feed costs per pound for the year were lower than last year. Tray pack market prices during our fourth quarter and the fiscal year continued to reflect strong demand from our retail grocery store customers and from consumers who continue to cook most of their meals at home.

For the year, our tray pack market prices were slightly lower compared with fiscal 2019. But with the 1.86 cents per pound improvement in our mix, we realized an increase of 1.56 cents per pound in our overall average realized price for tray pack products. For the fourth quarter, realized tray pack sale prices were higher by 2.39 cents per pound compared with the fourth quarter of 2019.

Sequentially, realized market prices were essentially flat. We remain constructive on our outlook for the tray pack markets during 2021. We added new tray pack customers over the past six months, which should allow us to continue to improve our mix.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Bulk leg quarter market prices were approximately 42.8% lower during the quarter compared to last year’s fourth quarter and, for the full year, were lower by 20.6% compared to 2019. Urner Barry quoted market prices for leg quarters averaged 19.5 cents per pound during the fourth quarter, and 26.6 cents for the fiscal year.

Total (inaudible) for the calendar year through October was up slightly compared to 2019, but many export markets have been under pressure as a result of the pandemic. That said, the overall tone for export leg quarters has improved in recent weeks and pricing has moved higher. Demand from traditional markets such as Mexico, Vietnam, Kazakhstan, and Cuba has improved, and that demand is supporting higher prices. Call demand in China remained strong.

Market prices for boneless breast during our fourth quarter were higher by 2.8% when compared to the fourth quarter a year ago, but were lower by 4.3% for the year compared to 2019. The quoted market price for boneless averaged $0.97 per pound during the fourth quarter and $1.01 per pound for the fiscal year. Boneless prices remain under pressure as a result of lower demand from and the change in mix of our food service customers.

The change in mix for food service customers is also reflected in jumbo wing prices. During our fourth quarter, quoted jumbo wing prices average $1.89 per pound, which is up 9% from the average of $1.73 per pound during last year’s fourth quarter. For the year, however, jumbo wing prices were lower by 6.6% from an average of $1.72 per pound during fiscal 2019 to an average of $1.61 per pound during 2020. The current Urner Barry quote for jumbo wings is $2.10 per pound.

Our average sales price for poultry products during the full year was lower by a quarter of a cent per pound compared to last year, decreasing 4/10ths of 1% for the year ended October 31, 2020 when compared to the year ended October 31, 2019. For the full fiscal year, feed cost and broilers processed were lower by just under a cent per pound, or 3.4%.

For the fourth quarter, our overall cash costs for grain delivered to our feed mills were higher than last year’s fourth quarter. Prices paid for corn delivered during our fourth quarter were lower by 15.2% compared to last year’s fourth quarter, while soybean meal prices were higher by 4.7%. Our feed cost per pound and broiler flocks processed, however, were lower by 3 cents, or 11.8%, during this year’s fourth quarter compared to year ago.

During this year’s fourth fiscal quarter, we processed 1.259 billion pounds of dressed poultry and sold 1.252 billion pounds. We processed 8.842 billion pounds during fiscal 2020 and sold 4.805 billion pounds. Looking ahead to fiscal 2021, we currently expect to process 4.863 billion pounds of dressed poultry during 2021, which would represent a .5% increase in pounds processed compared to 2020.

Approximately 2.72 billion pounds or 56% would be processed at our big bird food service plants, and 2.14 billion pounds or 44% would be processed for tray pack customers. If we run our plants as expected, those pounds would be processed as follows: 1.127 billion in Q1, 1.215 billion in Q2, 1.265 billion in Q3, and 1.256 billion in Q4.

These estimates reflect our intent to keep our big bird plants below full production at least through the first calendar quarter of 2021, as we expect food service demand to remain under pressure until markets return to some semblance of normal. These estimates also reflect lower bird weights at our Hazlehurst, Mississippi plant as we shift product at that plant from food service to tray pack. Of course, as always, these estimates are subject to change as a result of weather, changes in target live weights, market conditions, and other factors.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Like Joe, I’m grateful for everyone associated with Sanderson Farms, our employees, growers, customers, and vendors, and look forward to the New Year. At this point, I’ll turn the call over to Mike for a discussion of the quarter’s financial results.

Mike Cockrell

Thank you, Lampkin, and good morning again. Net sales for the fourth fiscal quarter totaled $940 million, and that’s up from $906.5 million for the same quarter during fiscal 2019. The increase in net sales for the quarter reflect an increase in realized prices for poultry products of 6.5%, offset by a 1.1% decrease in pounds of poultry sold compared to last year.

Our cost of sales of poultry products for the quarter ended October 31 decreased 3.2%, reflecting the slight decrease in pounds sold and the lower cost of feed and broilers processed during the quarter, offset by an increase of 2.58 cents per pound and non-feed related COGs.

For the fiscal year, net sales totaled $3.56 billion, up $3.6 billion from $3.44 billion a year ago. Our cost of sales for the year increased 6.7% compared to a year ago and totaled $3.37 billion.

The average cost per pound in our poultry business increased 1.72 cents or 2.7% compared to last fiscal year, reflecting higher non-feed related cost offset by lower feed cost. Non-feed related COGs were 42.72 cents per pound during fiscal 2020, up 2 and 1/3rd cents per pound compared to fiscal 2019. Non-feed related live costs were three-quarters of a cent per pound higher compared to fiscal 2019 on higher chick cost and lower offal returns.

Labor costs in our processing plants were higher by 1.26 cents per pound. Fixed costs were higher by a third of a cent a pound, and other costs were higher by .13 cents per pound, primarily as a result of $23.7 million booked to COGs for COVID related expenses.

We sold 31.2 million fewer pounds of prepared chicken during our fiscal year, a 24% decrease, but our sales price averaged 1.68 cents per pound higher, which was almost a 1% increase.

SG&A expenses for fiscal 2020 were lower by $5.4 million compared to ‘19 due primarily to a decrease in trainee expenses and startup costs associated with our Tyler facility, offset by increases in professional expenses, administrative salaries, and $12.7 million in COVID related expenses booked to SG&A.

For fiscal 2021, we’re modeling $220 million for SG&A. That estimate does not include any accruals for bonus compensation plans or the ESOP, both of which depend on profitability, and we’ll consider whether or not to add accruals to that as we move through the year.

We estimate SG&A expenses at $51 million in Q1, $53 million in Q2, $56 million in Q3, and $60 million in Q4. We’ve included in these estimates $6 million each quarter for continued COVID-19 related expenditures, which relate primarily to our on-site medical clinics and our continued deep cleaning of all of our facilities.

At the end of the fiscal year, our balance sheet reflected stockholders’ equity of $1.419 billion and net working capital of $354 million. For the year, we spent $202.4 million on capital improvements and paid $31.1 million in dividends.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

For fiscal 2020, interest expense was $5.2 million, an increase from the $4.2 million of interest expense last year. We had $25 million in long-term debt on the balance sheet at the end of the year. Our effective tax rate was 273%. And I know that sounds strange, but as I explained last quarter we had discrete income tax benefits due to the COVID related CARES Act. Absent those discrete income tax benefits, our effective tax rate would have been 21.3%. And going forward for fiscal 2021, we’re modeling a 24% tax rate, and that will be exclusive of any discrete items.

We continue to be well-capitalized, enabling us to invest in our business and pursue organic growth opportunities to drive value for our company. We expect our CapEx for construction, maintenance, and special projects during 2021 to be approximately $163.8 million and to be funded by cash on hand, internally generated working capital, cash flows from operations and, as needed, liquidity under our revolving credit facility.

Of that total, $10.1 million is for the new hatchery in Jones County, Mississippi that we’re building to replace and expand the hatchery that’s currently serving Laurel, $12.4 million for vehicles, $28.5 million for large-scale equipment and building upgrades at multiple facilities, and $112.8 million for annual maintenance. The company has a $1 billion unsecured revolving line of credit, of which $949.8 million was available at October 31, 2020.

Our depreciation and amortization during 2020 was $156.8 million, we expect approximately $172 million for fiscal 2021. And we’re breaking that down and modeling $41.3 million in depreciation in Q1, $43 million in Q2, $43.8 million in Q3, and $43.9 million in Q4.

With that, I’ll turn the call back over to Joe for comments on grain and thoughts about 2021.

Joe Sanderson

Thank you, Mike. Our feet costs per pound during fiscal 2020 were lower by just under a cent per pound compared to the previous year, and this represented the eighth straight year of lower or relatively flat feed costs. However, given current estimates regarding the supply of feed grains and increased export demand for both corn and soybeans, we now expect that trend to end in 2021.

If we had locked in prices for all of our needs for fiscal 2021, including what we have already priced at current values, that is if using the Chicago Board of Trade contract prices for current and future needs as it closed last night, our cash cost for grain during fiscal 2021 will be $193.2 million higher than during fiscal 2020 based on 2020 volumes.

USDA’s estimates for the carryout of both corn and soybeans for the 2020/21 crop year have both tightened considerably since August as a result of challenges with the 2020 crops in the United States. Corn and soy meal basis values have also moved higher. We have our basis for both corn and soy meal bought through March, and we have priced our corn and soy meal needs through December.

As always on this year-end call, I’ll share a few things we are watching closely as we start the new fiscal year. First, we’ll keep an eye on the South American corn and soybean crops. As of today, expectations for those crops in Brazil and the rest of South America are cautious, as there are pockets of dry, hot weather in South America. It is still early, but we will keep an eye on those crops. Of course, a challenge to those crops will affect export demand for domestic supplies.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Second, we will watch the United States planting intention reports next March. USDA’s current estimate is that corn acres will be essentially flat at 90 million acres in 2021, while soybean acres will increase 7% to 89 million acres. If realized, these acres would be the second highest acreage on record and would be consistent with strong export demand, lower ending stocks, and higher prices.

Third, we will watch chicken production numbers. USDA estimates that the industry will produce approximately 1% more pounds of chicken during calendar 2021 compared to 2020. Looking at egg sets, chick placement, pullet placements, and the size of the hen flock, we believe the USDA’s estimate is reasonable.

We will, of course, also be watching chicken markets. Market prices for boneless breast meat produced at our big bird plants for the food service market have moved counter seasonally higher over the past few weeks. The same is true for dark meat prices. However, we expect demand from food service customers to remain under pressure until the COVID vaccine is widely distributed and consumers feel comfortable going out to eat again in large numbers.

We will also be watching global markets, as export demand continues to face pressure in key markets such as China. That said, we are encouraged by reports of a chicken sandwich war in 2021 in the QSR market, and we wish all the participants much success.

As Lampkin said, we feel good about retail grocery demand going forward. Volumes during 2020 reflected the shift in consumer demand away from food service and toward cooking at home, and we expect that trend to continue.

We start fiscal 2021 in good shape. Our balance sheet is strong, our operations are performing very well, our sales team has done an outstanding job placing new business and continues to do so, and we are well-positioned to continue to execute our strategic growth plan. As noted, we have a high degree of confidence in our strategy, our financial position, and our ability to continue to deliver shareholder value.

As a result, our Board of Directors recently increase our annual cash dividend by $0.48 a share and extended our share repurchase plan. We continue to evaluate a site for our next phase of growth, and we are optimistic we will be able to announce that site and start work on that project during 2021.

While we never try to predict the chicken markets, there are reasons for optimism as we move into calendar 2021. Hopefully, consumers will feel more comfortable dining out once the COVID vaccines become widely available and demand will begin to rebound. That, together with announced plans for a large QSR participant to push a chicken sandwich, should support higher boneless breast meat prices during the new year.

Regardless of food service demand, we expect good retail grocery demand to continue into 2021. As Lampkin mentioned, we picked up some new business through the summer and fall, and that will improve our sales mix as we move into the new calendar year.

I want to close by again thanking our employees and contract producers for their work during this past year. Their resilience, dedication, commitment to their responsibilities as essential workers, and their performance under challenging conditions is nothing short of remarkable. It is my honor to be on their team, and they provide reason to be optimistic as we move into the new year and continue to grow this company.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

With that, we will now take your questions.

Operator

Thank you. We will begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. Please limit yourself to one question and one follow-up.

The first question is from Ken Goldman from JP Morgan. Please go ahead.

Ken Goldman

Thank you.

Joe Sanderson

Good morning.

Ken Goldman

I wanted to ask you, Joe, you talked about some reasons for optimism. You mentioned the potential chicken sandwich war. Broadening it out to food service in general, are you hearing or seeing any signs that food service customers—as they look toward what hopefully will be a much better demand summer for them, are you hearing about any of them starting to ask to build inventory or asking you to build inventory for them, or is it just too early to even think about that?

Joe Sanderson

It’s too early. We are aware of the one major QSR participant building inventory, just one, and preparing for their rollout of a chicken sandwich. That’s the only one that we’re aware of, but nobody else. I don’t think any of that’s going to happen until the vaccine is widely distributed and people start going out to eat again.

But the thing we been waiting on and we have talked about, the resolution to this is a vaccine, and now we have it. And it’s going to take time to get people to take it. We don’t know how many people are going to take it. I think that is a question.

Ken Goldman

Yes, that makes sense. And then, wanted to follow up on your comment that you felt the USDA estimate—I think it was a 1% increase in chicken supply this year from the U.S. Are you disappointed, Joe, that the industry didn’t cut back more? I think you were maybe a little more optimistic a couple quarters ago. I’m not sure it came in in terms of the cutbacks as you expected. I just wanted to really follow up and get your thoughts on how things played out versus what your anticipation of it was.

Joe Sanderson

No. There was a cutback. I can’t remember my numbers now. Let me see. They’re very small. They’re putting them up on the screen for me, and they’re so small I can’t read them.

But if you’ll look at the February chick placement for the U.S. total, they were running 190 to 191 million chicks a week in February and March. And then in August—or I’ll tell you more recently they’re running 187, 188, but in March they were cut back to 186. So, that’s the cutback we have. But I’m not disappointed and have no idea what the industry is going to do.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

And the industry is going to respond to profitability and demand. My guess is that tray packers and fast food people have not cut at all, and the people that did cut were big bird de-boners that are selling boneless breasts for $0.77 a pound right now. And we’re selling leg quarters, and leg quarter prices are up. But they’ve been selling leg quarters for $0.18 a pound, $0,17, $0.18 a pound. They’re up substantially for January. Lampkin will report that in a minute. But I’m not disappointed.

Ken Goldman

Great. Thanks, Joe.

Joe Sanderson

Thank you very much.

Operator

The next question is from Peter Galbo from Bank of America. Please go ahead.

Peter Galbo

Hey, guys. Good morning and thank you for taking the question.

Joe Sanderson

Good morning. You bet.

Peter Galbo

Joe and Mike, I just wanted to ask on the cadence around grain cost, certainly a question that we’re getting this morning. I think last quarter you had talked about that you would really see more material increases in grain costs in maybe your fiscal second quarter as those began to roll through. I just wanted to see if that was still kind of the case or if your thinking had changed around that.

Mike Cockrell

Yes, I mean, I think so. The unit cost for corn delivered to our feed mills during our fourth fiscal quarter was actually down a little bit. The chickens that eat that feed will be processed in Q1. So, the full impact of the higher grain will—.

Joe Sanderson

—Be in the second quarter—.

Mike Cockrell

—Be in the second quarter.

Joe Sanderson

You’ll have a blended—.

Mike Cockrell

—That’s right—.

Joe Sanderson

—In the first quarter. You’ll have some of the new prices and some of the old prices. But in the second quarter, you’ll see the brunt of the new board price.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Peter Galbo

Got it. No, thank you for clarifying that. I wanted to make sure I was remembering this correctly. In the early months of 2020, particularly in some of the markets where you guys have your operations, it was particularly warm and the chickens had gained a lot of weight, maybe more so than normal. As we think about modeling out potential pounds processed and within the context of your guidance, if we have a normalized winter, right, the weights kind of just revert to the mean, is there a possibility that that USDA number and maybe even your own number is a bit too high from a production standpoint?

Joe Sanderson

Our weights?

Mike Cockrell

Yes. The numbers that Lampkin threw out, we modeled our target live weights, and it’s always subject to weather and fluctuation. And last year’s first quarter was extraordinarily mild, and we did have higher bird weights across the industry. It wasn’t just us.

Joe Sanderson

Yes.

Mike Cockrell

It was everybody.

Joe Sanderson

You’re going to be close, though. I’m trying to remember what—I can’t remember last year.

Mike Cockrell

Yes, I think Lampkin’s numbers are as good as we can do, Peter.

Joe Sanderson

Yes.

Mike Cockrell

But they’re always subject to fluctuation.

Joe Sanderson

Let’s see, that is the first quarter, is he talking about?

Mike Cockrell

Yes.

Joe Sanderson

Yes, they’re right on the money right now.

Mike Cockrell

Right now.

Joe Sanderson

Live weights are right on the money.

Peter Galbo

Got it. Okay, great. Thanks very much, guys. Have a great holiday.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Joe Sanderson

Thank you. You too.

Operator

The next question is from Ken Zaslow from Bank of Montreal. Please go ahead.

Ken Zaslow

Hey, good morning, everyone.

Joe Sanderson

Good morning, Ken.

Ken Zaslow

Just two questions. One is how much pricing pressure do you think on breast meat was created by COVID, now that you look back at it?

Mike Cockrell

Huge.

Joe Sanderson

All of it.

Mike Cockrell

Restaurant closed, distributor orders down 60% when it started, and then in December they’re still down 28% to 30%. And if you look at the items that the distributors buy, boneless breast, wings, and tenders, boneless breast right now is off 31% in volume. Wings and cut wings are only off 6% to 14%.

So, not only is there more pressure on—there’s pressure on all of the food service products because the restaurants are closing, but also you got more demand for wings and tenders than you do for boneless breast. Now, it got better this summer, but right now you’re in the midst of more closings in different parts of the country. It’s not—.

Joe Sanderson

—New York is closing.

Mike Cockrell

—Everywhere.

Joe Sanderson

They can’t serve in the street anymore. California is—.

Mike Cockrell

—California is closed for three weeks—.

Joe Sanderson

—Closed. And it’s all COVID. Every bit of it’s COVID.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Ken Zaslow

Do you think that pricing would be well under $1.20, $1.30 if COVID came back—if we get the vaccine and everything kind of goes back to normal? Is that a fair expectation?

Joe Sanderson

There’s no way to know what it would be. If we didn’t have COVID, it’d be better than what it is now, but no telling what it would be. There’s still a lot of beef and pork and chicken out there, but without COVID it would certainly be better than what it is.

Ken Zaslow

Okay. And then my second question is, as you prepare for coming out of COVID, what are you guys going to do in terms of your mix? Will you keep the mix? Will you start shifting back to big bird? How do you plan that out? And what would be the cadence of that and what do you need to look for for the milestones? And I’ll leave it there. And be well, guys.

Joe Sanderson

Thank you. We would not be able to move Hazlehurst back into big bird because right now we need that product in our tray pack plants. Lampkin and the salespeople have sold some additional tray pack product this fall. And as of right now, we need that product in the tray pack plants.

We can add back and we would add back--we’re at a reduced level. Instead of running 1,300,000 birds a week at our de-boning plants, we’re at 1,200,000. So, we would immediately take those back to normal production levels. And that would be the first step we’d do, but I don’t believe we could take Hazlehurst—.

Lampkin Butts

—No, no way, as long as we keep the same customers.

Joe Sanderson

Right, right. We need that product out of Hazlehurst at our tray pack plants.

Operator

The next question is from Ben Bienvenu from Stevens Incorporated. Please go ahead.

Pooran Sharma

Hey, guys. Good morning. This is Pooran from Stevens on for Ben.

Joe Sanderson

Good.

Pooran Sharma

I just wanted to get your thoughts on freight cost. What are you thinking about freight costs for FY ‘21 at the moment? Do you think this is something that we need to be mindful of as a cost pressure potentially?

Lampkin Butts

I don’t think so.

Joe Sanderson

Brittany?

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Lampkin Butts

Brittany.

Joe Sanderson

It’s up a little bit. It’s not a lot. We’ll quantify that, but it’s not a huge amount. We checked on that after the third quarter call and it was not a huge issue. Do you remember what Brittany said out of logistics?

Lampkin Butts

Yes. They’re bidding now.

Joe Sanderson

We are out for bids right now on 2021 for our carriers. And so, I don’t know what we’re going to see, but she didn’t think it’s going to be—our manager of logistics did not think it was going to be a huge increase.

Lampkin Butts

Yes. To answer your question, I don’t there’s anything to be concerned about, maybe pay attention to. But we were flat with 2019 on an unit basis for 2020. And of course, it was up in ‘19 compared to ‘18, but it’s not going to be a big number.

Joe Sanderson

The issue was not fuel. The age of the drivers and the availability of the drivers was the issue. And we contract hours out for the year, so we don’t use spot drivers. So, we don’t run into—.

Lampkin Butts

—We don’t expect to see a huge increase in freight. The vaccine comes right in line with that—.

Joe Sanderson

—Yes—.

Lampkin Butts

—As the drivers’ health improves and drivers are available. We’ll be through with our bids and we’ll be able to quantify that data for you on the first quarter call.

Pooran Sharma

Okay, great. Thank you. And I just wanted to ask about just some supply indicators that we’re seeing, just want to get your thoughts on the pullet placement numbers, which have been up quite a bit. We’re particularly interested just given the fact that weekly egg set numbers are declining. Do you think it’s fair to characterize what went on is kind of more short-term in nature, just given that production is still expected to be up next year?

Joe Sanderson

We have our doubts about the September pullet placement number. We believe that is a five week number instead of a four week number, which it normally is. And matter of fact, we know that one of the primary breeders reported a five week period instead of a four week period.

That’s the largest number that’s ever been published. We don’t think there’s enough pullet housing out there in the industry to house, in four weeks, 9.7 million pullets. So, that’s the only one I have any doubt about. The rest of them I think are pretty accurate, but that 9.7 September number is not, I don’t think, right. The October one, I’m comfortable with that one.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

But if you’ll go back and take these and look at the livability of the pullets, pullet mortality is running very high. And that’s because the pullets are not being vaccinated and they’re not using antibiotics on the pullets, because half of the breeder flocks are male and people are taking those males and using them in their grow-out division. And if they’re a no antibiotic program, they don’t want those males to have any antibiotics. So, because of that they’re not using the pullets, so you’re getting a heavy mortality on the pullets. And so, I think there’s an element of placing more pullets because a lot of them are dying.

Pooran Sharma

Got it. Thanks for the color, appreciate it, guys. I’ll get back in the queue.

Joe Sanderson

You bet. Thank you.

Operator

The next question is Michael Piken from Cleveland Research. Please go ahead.

Michael Piken

Yes, good morning. I just wanted to get a little more detail on your proposed new facility in terms of is it going to be a big bird plant, a tray pack, I would imagine. And how do you—ultimately, in light of COVID or whatever, do you want to have a different long-term mix between retail and food service?

Joe Sanderson

It will be a retail plant. We will incorporate some of the things we’ve learned about COVID in it, ventilation being one of them, air exchange, some spacing, employee separation spacing in some areas where we don’t have that now and those kind of things, but it will be a tray pack plant.

Michael Piken

Okay, great. And then in terms of your long-term mix, do you want to get closer to the 50/50? Historically you’ve been closer to 60/40 between big bird and tray pack. Do you have sort of an ideal mix you’re targeting? And do you think we’re going to see more people eating at home even after the vaccine, or is this just because of COVID, in your estimation?

Joe Sanderson

No. We still believe people are going to go out to eat when they feel comfortable doing that. We’re just in a period right now—after 2014, ‘15 and ‘17, all of the people in the protein business, beef, pork, and chicken, made a lot of money. And as a result of that, they all expanded. All three industries expanded as a result of that profitability, and so we’re in a period right now in ‘18, ‘19, and ‘20 of expansion. And so, you got a lot of protein, which will resolve at some point.

But we believe that when people are vaccinated and feel comfortable going back out to eat, they’re going to back out to eat. They are not going to stay home. I want to go back out to eat. I want to back into New York and go to the two or three restaurants up there where I like to eat. I’m not going to call them out. Y’all know where I like to eat up there.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Mike Cockrell

Mike, based on the numbers that we’re running right now and that Lampkin described, we have a mix of 56% big bird and 44% tray pack. If you built the new tray pack plant and moved Hazlehurst back to big bird—there are a lot of ifs in this statement, but if you did that, your mix is then going to move the 43% tray pack.

It’s just not going to be a big shift because you’re going to move Hazlehurst back to big bird. It was built to be a big bird plant. It’s got the grow-out for a big bird plant. So, if you ultimately moved it back and built a new tray pack, it’s not going to move the mix that much.

Joe Sanderson

And we’re comfortable that big bird has been—or de-boning has been the most profitable segment since mid ‘90s. That’s 25 years. And so, we are very comfortable that that’s still going to be the case, but we need to be in two market segments. We can’t just be a player in one. And right now tray pack is excellent and we’re in the right mix.

Michael Piken

All right. Thank you.

Joe Sanderson

Thank you.

Operator

The next question is from Ben Theurer from Barclays. Please go ahead.

Ben Theurer

Hey, good morning—.

Joe Sanderson

—Ben—.

Ben Theurer

—Joe, Mike, Lampkin.

Joe Sanderson

Good.

Ben Theurer

Hope you’re doing well. So, just a quick one, could you elaborate a little bit on what’s driving your SG&A outlook up by 7% next year, and particularly the spike into 3Q and 4Q? Is that cost you assume that’s going to be related for the new plant which you want to announce in the first fiscal half, and then basically to see some startup costs there in the second half, or what’s driving that significant increase?

Joe Sanderson

There won’t be any startup cost.

Mike Cockrell

No, I mean, you’re looking at 2021 compared to 2020? I’m not sure I’m following what your question was. But in the first quarter, we’re estimating $50 million in 2021. We had $49.5 million last year, so there’s not a big move there. And for the year, you’re up $14 million, but most of that is COVID. $11 million of that’s COVID. And then we’ve increased our travel. Once the vaccine is in place, we’ll start moving around a little bit, our travel—.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Joe Sanderson

—It’s all COVID—.

Mike Cockrell

—Entertainment. Yes, it’s almost all COVID.

Joe Sanderson

It’s all COVID.

Mike Cockrell

$11 million out of the $14 million.

Ben Theurer

Okay. So, that’s basically incremental COVID, or is already COVID last year, but still up on that. Okay.

And then you’ve talked about it, export markets, and wanted to follow-up. If you could, elaborate a little bit on what you’re thinking of the impact from high puff (SP) AI in Europe and Asia is having on the export demand, because you’ve said there has been relatively positive signs. I wanted to check if that’s related to some of the issues in Europe and Asia.

Lampkin Butts

We think those issues could create some opportunities in 2021. We really haven’t felt that directly, any demand from that directly.

Joe Sanderson

Tell him what you got booked in January.

Lampkin Butts

In November, our export products got as low as $0.21 delivered port, and $0.20 and below FOB at plant shipping into Mexico. And those prices have improved. They improved to $0.24, $0.25 in December, and we’re beginning to quote higher than for January shipments.

Our export people believe it’s a mixture of things. It’s the dollar is a little weak and that always helps exports. For some reason right now, demand in Mexico is better. And then most big bird de-boners are cut back for the holiday. So, you’ve got a little less supply, and it’s been that way for half of December going into New Year’s. And so, you got a little less supply and improved demand in some of the export markets we ship to, Cuba, Mexico, and even—.

Joe Sanderson

—China.

Lampkin Butts

Yes, and China’s still in the mix.

Joe Sanderson

Hadn’t he booked some $0.26 January?

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Lampkin Butts

Yes. Well, I hope that answers your question. We’re still benefiting from China buying dark meat today that last year they didn’t buy at all. And that’s really the only thing we’re feeling. But other than what’s going on in Europe with hogs and AI, it should be a plus for us next year.

Ben Theurer

And you’re seeing some more demand out of Cuba, correct?

Joe Sanderson

Yes.

Lampkin Butts

Yes.

Ben Theurer

Okay. Perfect. Well, that’s it. Thank you very much, congrats, and happy holidays.

Lampkin Butts

Thank you. And you too.

Joe Sanderson

Thank you. Same to you.

Operator

The next question is from Adam Samuelson from Goldman Sachs. Please go ahead.

Adam Samuelson

Yes, thanks. Good morning, everyone.

Joe Sanderson

Hey, Adam.

Adam Samuelson

Hi. So, I guess first I just wanted to hone in a little bit on the non-feed cost part of the COGs and just get a little bit better handle how you’re thinking about that, specifically with some of the lower utilization in the big bird plants in the first part of the year.

Joe Sanderson

Your plant costs are going to be up a little bit because you’ve got two things happening. We’ll have labor and wage increases in our plants effective January 1. And then by not running full, you’ll have increases—what’s your depreciation? Have you calculated deprecation increases?

Mike Cockrell

Yes. We’ve said half (INAUDIBLE), or a third of it.

Lampkin Butts

A third of a cent a pound.

Joe Sanderson

A third of a cent a pound for the year.

Mike Cockrell

That’s 2020 versus ‘19. It’s up a third of a cent.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Joe Sanderson

No, I’m talking about ‘21. Did you calculate ‘21 yet? Oh. Well, everything—what about your labor in ‘21? You calculated it? Okay. Well, I can’t tell. It’s going to be up some. Your labor is going to be up. Your deprecation is going to be up until we get back to running a million three.

Adam Samuelson

Okay. And is that offset by maybe a little bit lower COVID related costs as we get into the spring? So, on a full year basis, you can kind of hold the line, or is just whole non-feed kind of bucket still up here?

Joe Sanderson

What do you have in there? I just saw you have an $11 million increase—.

Mike Cockrell

—In SG&A.

Joe Sanderson

That’s SG&A. Is that the cleaning and the nurses and the nurse’s stations? That’s going to be the whole year.

Adam Samuelson

In COGs?

Joe Sanderson

Yes. We put nurse’s stations—we already had nurses at the plants. We’ve put an additional physical nurse’s station at every plant to screen new employees coming to the plant, provide flu shots. We’re screening for coronavirus and flu for new employees coming to work.

We’re providing flu shots for everybody and we’re preparing, hopefully, to give COVID vaccinations when that becomes available, we think in March or April. Less than 10% of our employees took the flu shot. We’ve had a program where all of our employees had a doctor on video and on an app on their telephone to explain there were a lot of misconceptions.

We determined by interviewing our employees why they didn’t take flu shot, so we’ve had a doctor address those misconceptions, so now we’ve had another 700 or 800 people take the flu shot. We do not want that to happen with the COVID vaccine, so we’ve built these nurse’s stations and we hope more than that will take this COVID vaccination. So, that’s the source of—somebody noted that our SG&A was up 14—yes, that’s part of it.

Mike Cockrell

The depreciation is going to be up for the year, $15 million in 2021 compared to 2020.

Adam Samuelson

Okay. That’s all incredibly helpful. I’ll stop there. I hope you all have happy holidays and Happy New Year.

Joe Sanderson

You too, Adam. Thank you.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Operator

The next question is from Robert Moskow from Credit Suisse. Please go ahead.

Robert Moskow

Hi. Thanks, a couple of quick ones. I think you said there’s some counter seasonal price behavior going on right now at retail also. Should I expect retail pricing to stay kind of flat in the current quarter sequentially? Does your tray pack pricing typically go down sequentially in first?

Joe Sanderson

Yes.

Robert Moskow

Maybe you help me with that. And I had a quick follow-up.

Joe Sanderson

Yes, and they will go down. I haven’t see anything, but I would not be surprised if November, December—I don’t know about January. January they could go up. But November, December, for two weeks each of those months, the week before Thanksgiving, the week of Thanksgiving, the week before Christmas, the week of Christmas, they—we’re cut back a day, but it wouldn’t surprise me if prices are down for two weeks each of those two months. We just don’t have any say on that. January it might be different. Everybody wants to run chicken after Christmas.

Robert Moskow

Right. Consensus has you still below break even for first quarter. And I just want to—since this quarter was such a positive surprise because of the mix, I’m just trying to get roughly—taking into account that your feed costs are probably higher and there’s seasonal impact on pricing, do you think you’ll be close to break even in the first quarter?

Joe Sanderson

We’ll do really well. We’re operating very well, but you have the headwind of turkey and hams at Thanksgiving and Christmas. And we hadn’t hit it yet, but we’re going to have the headwind of these higher grain price. And this quarter is always our most challenging quarter. We’re operating well. Live grow-out’s good. The plants are running well.

As this—nobody has asked this but I’ll report it. As these COVID cases rise in the United States and as they become more numerous in Texas, Mississippi, Georgia, Carolina, Louisiana, we’re having more and more cases in our employee base. We’re still running and we’re still running at our capacity, but we’re having more instances of absentees now than we had all summer or back in the spring. And it’s becoming more of a challenge for us right now than it has been since this pandemic started. Right now we’re okay. And we hadn’t had any breakout at any plant, but we are having more absentees than we’ve had since this pandemic began.

Robert Moskow

Okay. I’m sorry to hear that. All right. Well, thank you very much.

Joe Sanderson

Thank you.

Operator

The next question is from Eric Larson from Seaport Global Securities. Please go ahead.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern

Eric Larson

Yes. Thanks, guys. Happy holidays to you and hope you have a good season here. So, my question is, Joe, you guys always lock in your basis at the beginning of the year, so what is your basis on corn and beans for ‘21?

Joe Sanderson

We locked it in through March. It was not available past March. We locked it in early, and right now it looks really good compared to what is out there now. Basis has strengthened considerably from where we purchased it.

I hadn’t gotten a quote. We get a quote every week just to see where it is, but it’s much higher than where we priced it. Soy basis is a little bit higher than a year ago. Corn is a little bit lower than a year ago where we bought it. But now it’s much higher than where we bought it and it’s higher than it was a year ago.

Eric Larson

Okay. So, you took advantage of some good market opportunities. I mean, that’s great. So, will your second half be more, at this point do you think, negatively impacted by grain cost versus, let’s say, your first half?

Joe Sanderson

It depends on the South American crop. China, historically they start buying out of South America in January, February, March when those crops become available. It also depends on the currency exchange rates, the real versus the dollar. And there are a lot of moving parts to that.

Brazil, the crop in Brazil right now looks okay. The crop in Argentina is a little more challenged right now, and next two weeks look fine for Brazil. There is a La Niña event going on in the Pacific, and that’s what’s causing in the weather questions. And it can be spotty. It’s just not a—it doesn’t doom the crops. It just causes them not to reach their full yield potential.

Eric Larson

Sounds good. I know we’re short of time. Thanks, guys. Have a great holiday season.

Joe Sanderson

Good. Thank you, Eric, appreciate it. You too.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Joe Sanderson for any closing remarks.

CONCLUSION

Joe Sanderson

Good. Thanks, everyone, for being with us today. And on behalf of everyone at Sanderson Farms, we wish you all Happy Hanukkah, Merry Christmas, and a happy and safe New Year.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Sanderson Farms, Inc. Fourth Quarter 2020 Conference Call

Thursday, December 17, 2020, 11:00 AM Eastern